Exhibit 21.1
SOLO BRANDS, INC.
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction
SP SS Blocker Parent, LLC	Delaware
Solo Stove Holdings, LLC	Delaware
Solo Stove Intermediate, LLC	Delaware
Solo Brands, LLC	Texas
International Surf Ventures, LLC	Delaware
Soto Buyer, Inc.	Delaware
Soto Merger Sub, Inc.	Delaware
Chubbies, Inc.	Delaware
Oru Parent, LLC	Delaware
Oru Holdco, LLC	Delaware
Oru Kayak, Inc.	California
Solo Brands Australia PTY L.T.D.	Australia
Solo Brands Canada, L.T.D.	Canada
Solo Brands Europe, B.V.	Netherlands